Exhibit 10.1

EMPLOYMENT AGREEMENT
Effective as of August 21, 2014 between
Popeyes Louisiana Kitchen, Inc. (the "Company") and
William P. Matt ("Employee")

WHEREAS, the Company desires to commence employment of Employee and to enter into an agreement embodying the terms of such employment; and

WHEREAS, Employee desires to accept such employment and to enter into such agreement;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

1.Term of Agreement.

This Agreement shall be effective as of the date hereof (the “Effective Date”) and, unless earlier terminated pursuant to Section 8 or Section 9 hereof, shall be for an initial term of one (1) year (the "Term"). The Term of this Agreement and Employee's employment hereunder will automatically be extended for an additional one‑year period following the expiration of each year of employment hereunder (the "Renewal Date"), without further action by Employee or the Company. Such automatic one-year renewal shall continue from year to year unless and until either the Company or Employee gives to the other written notice not less than thirty (30) days prior to the applicable Renewal Date of its decision not to renew for an additional one year.

For purposes of this Section 1 only, the first “year” of the Term shall be deemed to begin as of the date hereof and end on December 27, 2015, and each one (1) year period thereafter shall coincide with the Company’s fiscal year.

2.Employment.

2.01    Position. Employee shall serve as Chief Financial Officer of the Company, and shall perform such duties consistent with his position as may be assigned to him from time to time by the Chief Executive Officer of the Company (the “CEO”) or the Board of Directors of the Company (the “Board”). Employee shall perform his duties hereunder at the Company’s corporate offices at 400 Perimeter Center Terrace, Suite 1000, Atlanta, Georgia, 30346, subject to such reasonable amount of travel as is necessary to render the services provided hereunder.

Employee’s Initials:

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2.02    Time and Efforts. Employee, so long as he is employed hereunder, shall devote his full business time and attention to the services required of him hereunder, except as otherwise agreed and for vacation time and reasonable periods of absence due to sickness or personal injury, and shall use his best efforts, judgment and energy to perform, improve and advance the business and interests of the Company in a manner consistent with the duties of his position. Anything herein to the contrary notwithstanding, nothing shall preclude Employee from (i) serving on the boards of directors of trade associations or charitable organizations; (ii) engaging in charitable activities and community affairs; (iii) serving on the board of directors of another company with the prior approval of the Company’s board of directors; or (iv) managing his personal investments and affairs, provided that the activities described in the preceding clauses (i) through (iv) do not interfere with the proper performance of his duties and responsibilities hereunder.

3.Base Salary.

Beginning on the date hereof, the Company shall pay Employee, in equal installments no less frequently than monthly, a base salary at the rate of no less than Three Hundred Seventy Thousand Dollars ($370,000 U.S.) per annum (the “Base Salary”), less all applicable withholdings, during the term hereof. The Employee's Base Salary shall be reviewed by the People Services (Compensation) Committee of the Board on an annual basis.

4.Incentive Pay.

4.01    Sign-On Bonus. The Company shall pay Employee an initial sign-on bonus of $100,000, less all applicable withholdings, payable within 10 business days of the Effective Date. In the event Employee voluntarily terminates his employment with the Company (other than as a result of a Constructive Discharge, as defined below) or Employee’s employment is terminated by the Company for Cause (as defined below) within twelve (12) months of the Effective Date, Employee shall be obligated to repay to the Company the full amount of $100,000 paid under this paragraph.

4.02    Annual Plan. The Compensation Committee, acting in its sole discretion, shall annually, at the beginning of each fiscal year of the Company, approve an annual incentive plan (the “Annual Incentive Plan”) for Employee, which Plan shall contain such terms and provisions as the Compensation Committee shall determine. The Annual Incentive Plan shall set forth the specific financial and performance goals which must be achieved for Employee to be entitled to receive payment under such Annual Incentive Pay. Any amounts payable to Employee pursuant to the Annual Incentive Plan is hereinafter referred to as “Incentive Pay”.

4.03    Target Incentive Pay. The target Incentive Pay (“Target Incentive Pay”) for Employee for the 2014 fiscal year of the Company shall be Two Hundred Twenty Two Thousand Dollars (U.S. $222,000), payable on a pro rata basis in accordance with the terms of the Annual Incentive Plan. After 2014, the Target Incentive Pay for Employee will be set by the Compensation Committee for each fiscal year and will be included in the Annual Incentive Plan for such year.

Employee’s Initials:

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4.04    Payment of Incentive Pay. If Employee is entitled to payment of any Incentive Pay for any fiscal year, an accounting will be furnished and payment will be made to Employee as set forth in the Annual Incentive Plan, but in no event later than two and one-half months following the end of each fiscal year.

4.05    Termination of Employment. If Employee's employment hereunder shall terminate other than pursuant to Sections 8.03 or 8.04, Employee shall receive, at the time contemplated by the Annual Incentive Plan, such Incentive Pay, if any, to which he would have been entitled under the terms of the Annual Incentive Plan had Employee remained in the employ of the Company for the entire fiscal year in which such termination occurs. If Employee's employment hereunder shall terminate pursuant to (a) Section 8.03, the provisions of Section 8.03 shall determine the amount of Incentive Pay payable to Employee; or (b) Section 8.04, no Incentive Pay shall be payable to Employee after such termination.

5.Equity Compensation.

5.01    Initial Restricted Stock Award. On the Effective Date, Employee shall be granted 5,000 shares of restricted stock of the Company. The restricted shares shall vest on the one-year anniversary of the grant date, subject to Employee’s continued employment with the Company through such date.

5.02    Eligibility for Future Equity Compensation. As part of the Employee’s compensation, Employee may be granted stock options, restricted stock or other forms of equity compensation in the future based upon Employee’s performance as determined in the sole discretion of the Compensation Committee.

6.Employee Benefits.

6.01    Life Insurance. During the Term and any renewal term of this Agreement Employee shall be entitled to term life insurance coverage paid by the Company with a death benefit in an amount equal to five (5) times Employee’s current Base Salary (the “Death Benefit”), payable solely from, and to the extent of, the Death Benefit proceeds payable under such life insurance policy.

6.02    Disability Insurance. During the Term, and any renewal term of this Agreement, Employee shall be entitled to disability insurance coverage in accordance with the terms and conditions of the Company’s disability program available to other senior officers.

6.03    Employee Medical Benefit. The Company, at its expense, shall provide Employee with an annual physical examination to be conducted by a physician or physicians as determined by Employee subject to the reasonable approval of the Company.

Employee’s Initials:

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6.04    Other Benefits. Employee shall be provided additional employee benefits, in addition to those identified in Section 6.01 – 6.03, including, without limitation, participation in the Company’s 401(k) plan with immediate full vesting in the Company’s matching contributions beginning with any matching contribution made for fiscal year 2014, health, accident and disability insurance under the Company's regular and ongoing plans, policies and programs available, from time to time, to senior officers of the Company, in accordance with the provisions of such plans, policies and programs governing eligibility and participation; provided, however, that such benefits may be modified, amended or rescinded by the Compensation Committee or the Board subject to applicable law and the terms of such plans.

6.05    Vacation. Employee shall be entitled to four (4) weeks paid vacation and three (3) days of paid personal business time each year during the Term hereof and any renewal hereof. Any vacation or personal business days not used in any year shall be subject to forfeiture or accrual pursuant to the Company’s then-current vacation policy.

7.    Business Expenses.

All reasonable and customary business expenses incurred by Employee in the performance of his duties hereunder shall be paid or reimbursed by the Company in accordance with the Company's policies in effect, from time to time. The amount of reasonable business expenses eligible for reimbursement in any taxable year of Employee shall not affect the amount of reasonable business expenses eligible for reimbursement in any other taxable year of Employee.

8.    Termination of Employment.

8.01    Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

The term "Cause" shall mean (i) Employee commits fraud or is convicted of a crime involving moral turpitude, (ii) Employee, in carrying out his duties hereunder, has been guilty of gross neglect or gross misconduct resulting in harm to the Company or any of its subsidiaries or affiliates, (iii) Employee shall have failed to materially comply with the policies of the Company or shall have refused to follow or comply with the duly promulgated directives of the CEO or the Board and such failure or refusal to comply continues for fifteen (15) days after notice by the Company, (iv) Employee has breached any of the provisions of Sections 10.02 through and including 10.04 or (v) Employee otherwise materially breaches a material term of this Agreement.

The term “Code” shall mean the Internal Revenue Code of 1986 as amended.

The term "Constructive Discharge" shall mean a Separation from Service by the Employee on account of a material diminution of or change in his responsibilities or duties; provided, however, that no Separation from Service by the Employee shall be considered a Constructive Discharge unless, within one hundred eighty (180) days of the initial existence of such diminution or change Employee has first provided written notice to the Company’s Chairman of the Board of

Employee’s Initials:

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the factual circumstances forming the basis for the claim of constructive discharge and of his intent to treat those circumstances as a Constructive Discharge under this Agreement, and has further provided the Company with a period of at least thirty (30) days in which to cure such alleged breach.
The term "Disability" shall mean the good faith determination by the CEO of the Company or the Board that Employee has failed to or has been unable to perform his duties as the result of any physical or mental disability for a period of ninety (90) consecutive days during any one period of Disability.

The term “Separation from Service” shall mean a “separation from service” with the Company within the meaning of § 409A of the Code and the related income tax regulations.

8.02    Termination upon Death or Disability. If Employee has a Separation from Service due to his death or Disability, the Company shall pay to the estate of the Employee or to the Employee, as the case may be, within fifteen (15) days following Employee's termination due to death or Disability, all amounts then payable to Employee pro-rated through the date of termination pursuant to Section 3, and the amount of any accrued but unused vacation under Section 6.05 for the year in which such termination occurs and any reimbursable amounts owed Employee under Section 7. Finally, the Company shall pay to Employee any Incentive Pay payable pursuant to Section 4.05 hereof. Such payment shall be made in a lump sum in cash at Employee’s Separation from Service.

8.03    Termination by the Company without Cause or Employee’s Resignation for a Constructive Discharge. The Company may terminate Employee’s employment under this Agreement without Cause at any time, upon written notice to Employee. If Employee has a Separation from Service as a result of a termination without Cause (other than a Separation of Service described in Section 8.02) or as a result of his resignation because he has experienced a Constructive Discharge or as a result of the Company’s decision not to renew the Term pursuant to Section 1, the Company shall pay or provide to Employee, in lieu of all other amounts payable hereunder or benefits to be provided hereunder the following: (a) a payment equal to the sum of (x) and (y) where (x) is one (1.0) times Employee's Base Salary at the time of termination, and (y) is one (1.0) times Employee’s Target Incentive Pay for the year in which such termination occurs (or, if no Target Incentive Pay has been designated for such year, then the Target Incentive Pay for the last year in which it was designated prior to such termination); and (b) the acceleration of any unvested equity rights of Employee, as follows: (i) outstanding stock options and other awards in the nature of rights that may be exercised shall become fully exercisable, (ii) time-based restrictions on restricted stock, restricted stock units and other equity awards shall lapse and the awards shall become vested, and (iii) awards with performance-based vesting conditions shall be governed by their original terms as set forth in any plan document and award agreement pursuant to which the awards were granted.

Additionally, if Employee elects to continue participation in any group medical, dental, vision and/or prescription drug plan benefits to which the Employee and/or the Employee’s eligible dependents would be entitled under Section 4980B of the Internal Revenue Code (COBRA), then for a period not to exceed twelve (12) months the Company

Employee’s Initials:

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shall pay the excess of (i) the COBRA cost of such coverage over (ii) the amount that the Employee would have had to pay for such coverage if he had remained employed during such period and paid the active employee rate for such coverage, provided, however, that if the Employee becomes eligible to receive group health benefits under a program of a subsequent employer or otherwise (including coverage available to the Employee’s spouse), the Company’s obligation to pay any portion of the cost of health coverage as described herein shall cease, except as otherwise provided by law.

As a condition precedent to the requirement of Company to make such payments or grant such accelerated vesting, Employee shall not be in breach of his obligations under Section 10 hereof and Employee shall have executed, delivered and not revoked a general release in favor of the Company in substantially the same form as the general release then being used by the Company.

Any payment (other than the COBRA payments) required to be made under this Section 8.03 shall be made to Employee in a lump sum in cash within 60 days after the date of his Separation from Service.

8.04    Voluntary Termination by Employee or Termination for Cause. Employee may resign his employment hereunder at any time whatsoever, with or without cause, upon thirty (30) days prior written notice to the Company. The Company may terminate Employee's employment hereunder at any time without notice for Cause. In the event Employee has a Separation from Service as a result of his resignation (other than as a result of a Constructive Discharge) or as a result of a termination by the Company for Cause:

(a)    The Company shall pay to Employee a lump sum in cash within fifteen (15) days following his Separation from Service all amounts then due under Sections 3, 4 (but only to the extent of earned but unpaid Incentive Pay), 6 and 7, prorated, through the date of termination for the year in which he is terminated; and

(b)    The Company shall be under no obligation to make severance payments to Employee or continue any benefits being provided to Employee beyond the date of such termination other than benefits to which Employee may be entitled as a result of Federal or state law.

If Employee is terminated by the Company for Cause, Employee may within the ten (10) business day period immediately following such termination request in writing that the Chairman of the Board provide a written statement of the facts supporting his termination for Cause, and Employee during the ten (10) business day period immediately following the delivery of such statement may submit a written petition to the Chairman of the Board that his employment be reinstated with full pay retroactive to the date of his termination of employment. Any such petition shall set forth his reason or reasons why there was no Cause for his termination, and he may request that he be granted a meeting with the Board so he (or Employee and his attorney) can present such reason or reasons in person and answer any questions which any of the members of the Board want to ask Employee. The Board will promptly act on his petition, and the decision of the Board shall be final and binding on the Company and on Employee.

Employee’s Initials:

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9.    Change in Control, Change in Responsibilities.

Upon the occurrence of both of the following events:

(a)The dissolution or liquidation of the Company, or a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the owners of all of the outstanding shares of Stock immediately prior to such reorganization, merger or consolidation own in the aggregate, directly and indirectly, less than 50% of the outstanding shares of Stock of the Company or any other entity into which the Company shall be merged or consolidated immediately following the consummation thereof, or the sale, transfer or other disposition of all or substantially all of the assets or more than 50% of the then outstanding shares of Stock of the Company in a single transaction or series of related transactions (a "Change in Control"); and

(b)Within one (1) year of such Change in Control there is a termination of employment without Cause or (2) there is a material diminution of or change in Employee's responsibilities or duties, and Employee elects, in writing, within ninety (90) days following the occurrence of such diminution or change to resign effective thirty (30) days after the Company’s receipt of such notice then, if Employee has a Separation from Service as a result of such termination or resignation, he shall be deemed to have been terminated by the Company other than for Cause and all amounts payable to Employee pursuant to Section 8.03 shall become payable in a lump sum in cash on his Separation from Service.

A Change in Control of the Company shall not be deemed to occur by reason of any public offering of the Stock of the Company.

Except as expressly contemplated by this Agreement, or in any other agreement referred to in Section 5 hereof, no merger, reorganization, recapitalization, sale of stock, sale of assets or other change in the capital structure of the Company or in the identity of the legal or beneficial owners of the Company shall affect the rights or obligations of the Company or Employee hereunder.

10.    Confidentiality and Non-Competition.

10.01    Definitions. For purposes of this Section 10, the following terms shall have the following meanings:

“Affiliate” means any corporation, limited liability company, partnership or other entity of which the Company owns at least fifty percent (50%) of the outstanding equity and voting rights, directly or indirectly, through any other corporation, limited liability company, partnership or other entity.

"“Businesses” means the businesses engaged in by the Company directly or through its Affiliates immediately prior to termination of employment.

Employee’s Initials:

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“Competitive Business” means the business of owning, operating, and/or franchising quick-service restaurants specializing in the sale of chicken.

“Confidential Information” means any and all data and information relating to the Company (including any Affiliates), its activities, business, or clients that (i) is disclosed to Employee or of which Employee becomes aware as a consequence of his employment with the Company; (ii) has value to the Company or any Affiliate; and (iii) is not generally known outside of the Company or any Affiliate. “Confidential Information” shall include, but is not limited to the following types of information regarding, related to, or concerning the Company or any Affiliate: trade secrets (as defined by O.C.G.A. § 10-1-761); financial plans and data; management planning information; business plans; operational methods; market studies; marketing plans or strategies; pricing information; product development techniques or plans; customer lists; customer files, data and financial information; details of customer contracts; current and anticipated customer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; computer aided systems, software, strategies and programs; business acquisition plans; management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to officers, directors, employees and management); personnel and compensation policies; new personnel acquisition plans; and other similar information. “Confidential Information” also includes combinations of information or materials which individually may be generally known outside of the Company or any Affiliate, but for which the nature, method, or procedure for combining such information or materials is not generally known outside of the Company or any Affiliate. In addition to data and information relating to the Company and its Affiliates, “Confidential Information” also includes any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to the Company or any Affiliate by such third party, and that the Company or such Affiliate has a duty or obligation to keep confidential. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company or any Affiliate.

“Prohibited Competitor” means (i) KFC Corporation, (ii) Church’s Chicken, (iii) Bojangles’, (iv) Zaxby’s, (v) Chick-fil-A, (vi) Raising Cane’s, (vii) any other company engaged in a Competitive Business, and (viii) any franchisee of a Prohibited Competitor.

“Restricted Period” means the period commencing as of the date hereof and ending on that date one year (1) year after the termination of Employee’s employment with the Company for any reason, whether voluntary or involuntary.

“Restricted Territory” means the United States.

“Restrictive Covenants” means the obligations contained in Sections 10.02 through 10.06 of this Agreement.

Employee’s Initials:

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10.02    Covenant Not-To-Disclose. The Company and Employee recognize that, during the course of Employee’s employment with the Company, the Company has disclosed and will continue to disclose to Employee Confidential Information concerning the Company and the Affiliates, their products, their franchisees, their services and other matters concerning their Businesses, all of which constitute valuable assets of the Company and the Affiliates. The Company and Employee further acknowledge that the Company has, and will, invest considerable amounts of time, effort and corporate resources in developing such valuable assets and that disclosure by Employee of such assets to the public shall cause irreparable harm, damage and loss to the Company and the Affiliates. Accordingly, Employee acknowledges and agrees that, except as may be required by law:

(a)    that the Confidential Information is and shall remain the exclusive property of the Company (or the applicable Affiliate);

(b)    to use the Confidential Information exclusively for the purpose of fulfilling the obligations under this Agreement; and

(c)    to hold the Confidential Information in confidence and not copy, publish or disclose to others or allow any other party to copy, publish or disclose to others in any form, any Confidential Information without the prior written approval of an authorized representative of the Company.

These obligations shall remain in effect for as long as the information or materials in question retain their status as Confidential Information.

The confidentiality, property, and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other corporate rights, including those provided under copyright, corporate officer or director fiduciary duties, and trade secret and confidential information laws. Anything herein to the contrary notwithstanding, Employee shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Employee shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Employee.

10.03    Covenant of Non-Disparagement and Cooperation. Employee agrees that he shall not at any time during or following the Term of this Agreement make any remarks disparaging the conduct or character of the Company or the Affiliates or any of the Company’s or the Affiliates’ current or former agents, employees, officers, directors, successors or assigns (collectively the “Related Parties”). In addition, Employee agrees to cooperate with the Related Parties, at no extra cost, in any litigation or administrative proceedings (e.g., EEOC charges) involving any matters with which Employee was involved during Employee’s employment with the Company. The Company shall reimburse Employee for reasonable expenses incurred by Employee in providing such assistance.

Employee’s Initials:

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10.04    Covenant Not to Compete. Employee agrees that, during the Restricted Period, he will not, without prior written consent of the Company, directly or indirectly (i) be employed or otherwise engaged by any Prohibited Competitor within the Restricted Territory in a management, executive, or consulting capacity, or (ii) own, manage, operate, join, control or participate in the ownership, management, operation or control, of any business, whether in corporate, proprietorship or partnership form or otherwise where such business is engaged in Competitive Business within the Restricted Territory. Employee acknowledges and agrees that the Company does business throughout the Restricted Territory, and that the Restricted Territory is therefore reasonable.

10.05    Covenant Not To Induce. Employee covenants and agrees that during the Restricted Period, he will not, directly or indirectly, on his own behalf or in the service or on behalf of others, hire, solicit, take away or attempt to hire, solicit or take away any person who is or was an employee of the Company or any Affiliate during the one (1) year preceding the conduct in question (if the conduct occurs while Employee is still employed by the Company) or the termination of Employee’s employment (if the conduct occurs after Employee’s termination), as applicable.

10.06    Return of Materials. Employee agrees that he will not retain or destroy (except as set forth below), and will immediately return to the Company on or prior to the termination of Employee’s employment hereunder for any reason, or at any other time the Company requests such return, any and all property of the Company that is in his possession or subject to his control, including, but not limited to, keys, credit and identification cards, personal items or equipment, customer files and information, papers, drawings, notes, manuals, specifications, designs, devices, code, email, documents, diskettes, CDs, tapes, keys, access cards, credit cards, identification cards, computers, mobile devices, other electronic media, all other files and documents relating to the Company and all Affiliates and their business (regardless of form, but specifically including all electronic files and data of the Company and all Affiliates), together with all Confidential Information belonging to the Company or any Affiliate or that Employee received from or through his employment with the Company. Employee will not make, distribute, or retain copies of any such information or property. To the extent that Employee has electronic files or information in his possession or control that belong to the Company or any Affiliate or contain Confidential Information (specifically including but not limited to electronic files or information stored on personal computers, mobile devices, electronic media, or in cloud storage), on or prior to Employee’s termination date, or at any other time the Company requests, Employee shall (a) provide the Company with an electronic copy of all of such files or information (in an electronic format that readily accessible by the Company); (b) after doing so, delete all such files and information, including all copies and derivatives thereof, from all non-Company-owned computers, mobile devices, electronic media, cloud storage, or other media, devices, or equipment, such that such files and information are permanently deleted and irretrievable; and (c) provide a written certification to the Company that the required deletions have been completed and specifying the files and information deleted and the media source from which they were deleted. Employee agrees that he will reimburse the Company for all of its costs, including reasonable attorneys’ fees, of recovering the above materials and otherwise enforcing compliance with this provision if he does not return the materials to the Company or take the required steps with respect to electronic information or files on or prior to his termination date or at any other time the materials and/or electronic file actions are requested by the Company or if Employee otherwise fails to comply with this provision.

Employee’s Initials:

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10.07    Remedies. The parties specifically acknowledge and agree that the remedy at law for any breach of the Restrictive Covenants will be inadequate, and that in the event Employee breaches, or threatens to breach, any of the Restrictive Covenants, the Company shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently, Employee from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Employee understands and agrees that if he violates any of the obligations set forth in the Restrictive Covenants, the period of restriction applicable to each obligation violated shall cease to run during the pendency of any litigation over such violation, provided that such litigation was initiated during the period of restriction. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. Employee understands and agrees that, if the Parties become involved in legal action regarding the enforcement of the Restrictive Covenants and if the Company prevails in such legal action, the Company will be entitled, in addition to any other remedy, to recover from Employee its reasonable costs and attorneys’ fees incurred in enforcing such covenants.

10.08    Severability and Modification of Covenants. Employee acknowledges and agrees that each of the Restrictive Covenants is reasonable and valid in time and scope and in all other respects. The parties agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent permitted by law. Each of the Restrictive Covenants shall be considered and construed as a separate and independent covenant. Should any part or provision of any of the Restrictive Covenants be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement or such Restrictive Covenant. If any of the provisions of the Restrictive Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of the Company’s legitimate business interests and may be enforced by the Company to that extent in the manner described above and all other provisions of this Agreement shall be valid and enforceable.

10.09    Ownership of Property. Employee agrees and acknowledges that all works of authorship and inventions, including but not limited to products, goods, know-how, Trade Secrets and Confidential Information, and any revisions thereof, in any form and in whatever stage of creation or development, arising out of or resulting from, or in connection with, the services provided by Employee to the Company or any Affiliate under this Agreement are works made for hire and shall be the sole and exclusive property of the Company or such Affiliate. Employee agrees to execute such documents as the Company may reasonably request for the purpose of effectuating the rights of the Company or the Affiliate in any such property.

10.10    No Defense. The existence of any claim, demand, action or cause of action of the Employee against the Company shall not constitute a defense to the enforcement by the Company of any of the covenants or agreements in this Section 10.

Employee’s Initials:

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11.    Mandatory Reduction of Payments in Certain Events.

(a)    Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then, prior to the making of any Payment to Employee, a calculation shall be made comparing (i) the net benefit to Employee of the Payment after payment of the Excise Tax, to (ii) the net benefit to Employee if the Payment had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payment shall be limited to the extent necessary to avoid being subject to the Excise Tax (the "Reduced Amount"). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the Change in Control, as determined by the Determination Firm (as defined in Section 11(b) below). For purposes of this Section 11, present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 11, the “Parachute Value” of a Payment means the present value as of the date of the Change in Control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(b)    The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to Section 11(a)(i) and (ii) above shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and Employee (the "Determination Firm") which shall provide detailed supporting calculations. Any determination by the Determination Firm shall be binding upon the Company and Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments which Employee was entitled to, but did not receive pursuant to Section 11(a), could have been made without the imposition of the Excise Tax ("Underpayment"). In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

12.    Indemnification.

12.01    Company Obligations. The Company hereby indemnifies and agrees to hold harmless Employee, to the extent allowed by applicable law, against all liabilities, obligations, claims, demands, actions, causes of action, lawsuits, judgments, expenses and costs, including but not limited to the reasonable costs of investigation and attorney's fees, incurred by the Employee as a result of any threat, demand, claim action or lawsuits, made, instituted or initiated against the Employee, which arises out of, results from or relates to this Agreement or any action taken by

Employee’s Initials:

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Employee in the course of performance of Employee’s duties hereunder, except for Employee’s own gross negligence or willful misconduct.

12.02    Notice and Defense of Claim. If any claim suit or other legal proceeding shall be commenced, or any claim or demand be asserted against the Employee and Employee desires indemnification pursuant to this paragraph, the Company shall be notified to such effect with reasonable promptness and shall have the right to assume at its full cost and expense the entire control of any legal proceeding, subject to the right of the Employee to participate at his full cost and expense and with counsel of his choice in the defense, compromise or settlement thereof. The Employee shall cooperate fully in all respects with the Company in any such defense, compromise or settlement, including, without limitation, making available to the Company all pertinent information under the control of the Employee. The Company may compromise or settle any such action, suit, proceeding, claim or demand without Employee’s approval so long as the Company obtains for Employee’s benefit a release of liability with respect to such claim from the claimant and the Company assumes and agrees to pay any amounts due with respect to such settlement. In no event shall the Company be liable for any settlement entered into by the Employee without the Company’s prior written consent.

12.03    Survival. The provisions of Sections 12.01 and 12.02 shall survive the termination of this Agreement unless Employee is terminated for Cause, in which event such provisions shall not survive termination of this Agreement.

12.04    Liability Insurance. The Company shall use commercially reasonable efforts to obtain and maintain directors’ and officers’ liability insurance covering the Employee to the same extent as the Company covers its other officers and directors.

13.    Dispute Resolution.

13.01    Agreement to Arbitrate. In consideration for his continued employment with the Company, and other consideration, the sufficiency of which is hereby acknowledged, Employee acknowledges and agrees that any controversy or claim arising out of or relating to Employee’s employment, termination of employment, or this Agreement including, but not limited to, controversies and claims that are protected or covered by any federal, state, or local statute, regulation or common law, shall be settled by arbitration pursuant to the Federal Arbitration Act. This includes, but is not limited to, violations or alleged violations of any federal or state statute or common law (including, but not limited to, the laws of the United States or of any state, or the Constitution of the United States or of any state), or of any other law, statute, ordinance, including but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act of 1972, as amended, the Rehabilitation Act of 1973, and any other statute or common law. This provision shall not, however, preclude the Company from seeking equitable relief as provided in Section 10.07 of this Agreement.

Employee’s Initials:

_________________

13.02    Procedure. The arbitration shall be conducted in accordance with the Employment Arbitration Rules of the American Arbitration Association: a single arbitrator who is experienced in employment law shall be selected under those Rules, and the arbitration shall be initiated in Atlanta, Georgia, unless the parties agree in writing to a different location or the Arbitrator directs the arbitration to be held at a different location. Except for filing fees, all costs of the arbitrator shall be allocated by the arbitrator. If the arbitrator awards monetary relief to Employee, the arbitrator shall have the discretion to award Employee’s attorney’s fees and costs if the arbitrator deems it appropriate. The award rendered by the arbitrator shall be final and binding on the parties hereto and judgment thereon may be entered in any court having jurisdiction thereof. In addition to that provided for in the Employment Arbitration Rules, the arbitrator has sole discretion to permit discovery consistent with the Federal Rules of Civil Procedure and the judicial interpretation of those rules upon request by any party; provided, however, it is the intent of the parties that the arbitrator limit the time and scope of any such discovery to the greatest extent practicable and provide a decision as rapidly as possible given the circumstances of the claims to be determined. The arbitrator also shall have the power and authority to grant injunctive relief for any violation of Sections 10.02 through and including 10.04 and the arbitrator’s order granting such relief may be entered in any court of competent jurisdiction. The agreement to arbitrate any claim arising out of the employment relationship or termination of employment shall not apply to those claims which cannot be made subject to this provision by statute, regulation or common law. These include, but are not limited to, any claims relating to work related injuries and claims for unemployment benefits under applicable state laws.

13.03    Rights of Parties. Nothing in this clause shall be construed to prevent the Company from asking a court of competent jurisdiction to enter appropriate equitable relief to enjoin any violation of this Agreement by Employee. The Company shall have the right to seek such relief in connection with or apart from the parties’ rights under this clause to arbitrate all disputes. With respect to disputes arising under this Agreement that are submitted to a court rather than an arbitrator, including actions to compel arbitration or for equitable relief in aid of arbitration, the parties agree that venue and jurisdiction are proper in any state or federal court lying within Atlanta, Georgia and specifically consent to the jurisdiction and venue of such court for the purpose of any proceedings contemplated by this paragraph. By entering into this Agreement the parties have waived any right which may exist for a trial by jury and have expressly agreed to resolve any disputes covered by this Agreement through the arbitration process described herein.

14.    Employee Acknowledgment.

By signing this Agreement, Employee acknowledges that the Company has advised Employee of his right to consult with an attorney prior to executing this Agreement; that he has the right to retain counsel of his own choosing concerning the agreement to arbitrate or any waiver of rights or claims; that he has read and fully understands the terms of this Agreement and/or has had the right to have it reviewed and approved by counsel of choice, with adequate opportunity and time for such review; and that he is fully aware of its contents and of its legal effect. Accordingly, this Agreement shall not be construed against any party on the grounds that the party drafted this Agreement. Instead, this Agreement shall be interpreted as though drafted equally by all parties.

Employee’s Initials:

_________________

15.    Amendments.

This Agreement may not be altered, modified or amended except by a written instrument signed by each of the parties hereto.

16.    Successors.

As used in this Agreement, the term the Company shall include any successors to all or substantially all of the business and/or assets of the Company which assumes and agrees to perform this Agreement.

17.    Assignment.

Neither this Agreement nor any of the rights or obligations of either party hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party, except that the Company may without the consent of Employee assign its rights and delegate its duties hereunder to any successor to the business of the Company. In the event of the assignment by the Company of its rights and the delegation of its duties to a successor to the business of the Company and the assumption of such rights and obligations by such successor, the Company shall, effective upon such assumption, be relieved from any and all obligations whatsoever to Employee hereunder.

18.    Waiver.

Waiver by any party hereto of any breach or default by any other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived.

19.    Severability.

In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

20.    Survival.

Notwithstanding anything herein to the contrary, the provisions of Sections 7, 8, 9, 10, 11, 12 and 13 shall survive the termination of this Agreement.

Employee’s Initials:

_________________

21.    Entire Terms.

This Agreement contains the entire understanding of the parties with respect to the employment of Employee by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein. This Agreement supersedes all prior agreements, arrangements and understandings between the parties, whether oral or written, with respect to the employment of Employee.

22.    Notices.

Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or if mailed in the manner herein specified, five (5) days after postmark of such mailing when mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Employee:

William P. Matt
400 Perimeter Center Terrace
Suite 1000
Atlanta, Georgia 30346

If to the Company to:

Popeyes Louisiana Kitchen, Inc.
400 Perimeter Center Terrace
Suite 1000
Atlanta, Georgia 30346
Attn: Chief Executive Officer

or to such other address or such other person as Employee or the Company shall designate in writing in accordance with this Section 22 except that notices regarding changes in notices shall be effective only upon receipt.

23.    Headings.

Headings to Sections in this Agreement are for the convenience of the parties only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

24.    Governing Law; Forum.

Employee’s Initials:

_________________

The Agreement shall be governed by the laws of the State of Georgia without reference to the principles of conflict of laws. The Parties agree that the exclusive forum for any action for injunctive relief relating to the Restrictive Covenants shall be the state or federal courts of the State of Georgia.

25.    Compliance with § 409A of the Code.

25.01    In General. To the extent this Agreement is subject to § 409A of the Code, the Company and Employee intend all payments under this Agreement to comply with the requirements of such section, and this Agreement shall, to the extent reasonably practicable, be operated and administered to effectuate such intent.

25.02    Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” within the meaning of § 409A of the Code and the related income tax regulations (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable under this Agreement by reason of Employee’s Separation from Service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following Employee’s Separation from Service will be accumulated through and paid or provided on the first day of the seventh month following Employee’s Separation from Service (or, if Employee dies during such period, within 30 days after Employee’s death) (in either case, the “Required Delay Period”); and

(ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder.

25.03    Timing of Release of Claims. Whenever in this Agreement a payment or benefit is conditioned on Employee’s execution of a release of claims, such release must be executed and all revocation periods shall have expired within 60 days after the Employee’s Separation from Service; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation, and if such 60-day period begins in one calendar year and ends in the next calendar year, the payment or benefit shall not be made or commence before the second such calendar year, even if the release becomes irrevocable in the first such calendar year. In other words, Employee is not permitted to influence the calendar year of payment based on the timing of his signing of the release.

Employee’s Initials:

_________________

25.04    Timing of Reimbursements and In-kind Benefits. If Employee is entitled to be paid or reimbursed for any taxable expenses under this Agreement, and such payments or reimbursements are includible in Employee’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. Employee’s rights to payment or reimbursement of expenses under this Agreement shall not be subject to liquidation or exchange for another benefit.

[SIGNATURE PAGE FOLLOWS]

Employee’s Initials:

_________________

        IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and Employee has hereunto set his hand as of the day and year first above written.

COMPANY:

POPEYES LOUISIANA KITCHEN, INC.

/s/ John M. Cranor, III
By: _________________________________
John M. Cranor, III
Chairman of the Board

EMPLOYEE:

/s/ William P. Matt
____________________________________
William P. Matt

Employee’s Initials:

_________________